Exhibit 99.1

JOINT FILING AGREEMENT

Pursuant to and in accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, each party hereto hereby agrees to the joint filing, on behalf of each of them, of this Schedule 13D (including any amendment, restatement, supplement, and/or exhibit thereto) with the Securities and Exchange Commission (and, if such security is registered on a national securities exchange, also with the exchange), and further agrees to the filing, furnishing, and/or incorporation by reference of this agreement as an exhibit thereto.

Each party hereto is responsible for the timely filing of this Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein; but such party is not responsible for the completeness or accuracy of the information concerning the other parties thereto making the filing, unless such party knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, each of the undersigned has executed and delivered this agreement as of the 14th day of February, 2013.

3MR Partners-, L.P., a Texas limited partnership

By:	/s/ W. Marvin Rush
Name:	W. Marvin Rush
Title:	General Partner

W. Marvin Rush

By:	/s/ W. Marvin Rush
Name:	W. Marvin Rush

W. M. “Rusty” Rush

By:	/s/ W. M. “Rusty” Rush
Name:	W. M. “Rusty” Rush